EXHIBIT 99

[LOGO] OAK HILL
       FINANCIAL, INC.



For Immediate Release



Thursday, July 14, 2005

Contact:  David G. Ratz, Executive Vice President
          (740) 286-3283


Oak Hill Financial Reports 2nd Quarter Results

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended June 30, 2005 of $402,000, or $0.07 per diluted share The second quarter 2005 earnings compare to the $3,248,000, or $0.57 per diluted share, in net earnings from operations that the company recorded for the quarter ended June 30, 2004.

For the six months ended June 30, 2005, Oak Hill Financial recorded net earnings from operations of $3,698,000, or $0.64 per diluted share, as compared to the $6,395,000, or $1.12 per diluted share, in net earnings from operations for the first six months of 2004.

The operating earnings for the second quarter and first six months of 2005 have been adjusted for a $181,000 gain on the sale of a former branch facility and for non-recurring tax savings of $261,000 and $522,000, respectively, resulting from a one-time tax savings of $1.0 million for the full year 2005. Also, the operating earnings do not include $136,000 and $453,000 of merger-related charges for the three and six months ended June 30, 2005, respectively, resulting primarily from the company's acquisition of Lawrence Financial Holdings, Inc. on April 1, 2005. Including the non-recurring items, the company's net income was $601,000, or $0.10 per diluted share, for the second quarter of 2005 and $3,861,000, or $0.66 per diluted share, for the first half of 2005.

The company's total assets ended the second quarter of 2005 at $1.21 billion, an increase of 23.5% over the $980.8 million in total assets recorded at June 30, 2004, and 9.5% over the $1.11 billion in assets on the books at March 31, 2005. Net loans at June 30, 2005 were $997.9 million, up 18.0% over the $845.9 million in net loans at June 30, 2004, and 7.7% over the $926.6 million in net loans at the end of the first quarter of 2005.

The linked quarter increases were bolstered by the Lawrence Financial Holdings acquisition, which brought $116.9 million in assets and $76.5 million in loans to Oak Hill Financial. The year-over-year comparison is further enhanced by the fourth quarter 2004 acquisition of Ripley National Bank, which added $58.6 million in assets and $39.1 million in loans to Oak Hill Financial's totals.

Reviewing Oak Hill Financial's second quarter results, President and CEO R. E. Coffman, Jr. said, "Our earnings and growth were impacted by the loan charge-offs we announced on May 19. In addition, we had several large loans pay off, and we tightened our credit standards, both of which affected our loan totals. We were also affected to some degree by the flatter yield curve. On the other hand, non-interest income posted a strong increase, and our acquisition of Lawrence Financial has gone very smoothly, with more activity in the former Lawrence offices than we anticipated."

Addressing the outlook for Oak Hill Financial, Coffman said, "In light of the quarter's events, we have revamped our strategic plan and are undertaking numerous revenue enhancement and expense control initiatives. In particular, we are putting a greater emphasis on retail lending and new marketing programs to generate core transaction accounts and increase sales of investment services. We are also taking a more aggressive approach to leveraging the cross-sell potential within our large commercial account base for the group health, benefits administration, and commercial property and casualty programs offered by our insurance affiliate. On the cost side, we have identified many areas where we believe we can incrementally reduce expenses and generate greater operating efficiencies."

"This has been a challenging period for us," Coffman added, "but we have been through challenging periods before. As a bank and as a public company, we have a history of long-term growth in earnings and shareholder value. We are addressing our current issues, and we firmly believe that we have the people, the resources, and the infrastructure to continue to build this franchise and provide an above-average long-term return to our shareholders."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin for the second quarter was 3.61%, as compared to the 4.06% posted in the second quarter of 2004 and the 3.89%
recorded for the first quarter of 2005. The flatter yield curve held asset yields down, and several large loans moved to non-accrual status during the quarter, thus depressing interest income. The company became slightly less asset sensitive with the addition of Lawrence Financial's assets and liabilities. However, management believes that the impact, if any, on net interest income going forward will be nominal. On the other hand, a steeper yield curve would be expected to have a positive effect on net interest income and the margin.

Operating Expenses - Non-interest expenses were 2.67% of average assets for the second quarter of 2005, which compares to 2.73% for the second quarter of 2004 and 2.57% for the first quarter of 2005. The linked-quarter increase is due primarily to increases in expenses related to credit and collections, new marketing programs, and the amortization of core deposit intangibles resulting from the company's recent acquisitions. The non-interest expense ratio was also affected by the integration of Lawrence Financial, which had a higher level of operating expenses. The impact of Lawrence Financial is expected to mitigate in the coming quarters as Oak Hill Financial fully realizes the cost savings from the transaction. The company's efficiency ratio from operations for the second quarter of 2005 was 59.0%, as compared to 53.8% in the prior year's quarter and 55.0% in the first quarter of 2005.

Non-Interest Income - Non-interest income from operations, including gain on sale of loans, was $2.8 million in the second quarter, an increase of 2.1% over the second quarter of 2004 and 11.2% over the first quarter of 2005. The Lawrence Financial acquisition was a contributor to the linked-quarter increase, but the company also posted strong increases in deposit service charges, gain on sale of securities, investment services income, income from bank-owned life insurance, and miscellaneous charges and fees. Offsetting the linked quarter increase was a decline in gain on sale of loans and increased amortization of mortgage servicing rights, which the company accounts for as a reduction in other non-interest income.

Asset Quality - At the end of the second quarter, the nonperforming loans/total loans and nonperforming assets/total assets ratios were 1.76% and 1.53%, respectively, reflecting an increase from the 0.82% and 0.78%, respectively, recorded at March 31, 2005. As the company reported in its May 19 release, several credits moved to nonperforming status during the quarter. The largest of these is a group of commercial real estate loans from a single relationship totaling $5.4 million. A $2.0 million charge-off on this relationship was reported in the May 19 release, and management believes that further losses on this relationship will be minimal. As previously reported, another commercial real estate loan of $3.4 million also became nonperforming during the quarter; however, no loss is anticipated on this loan. Since May 19, the nonperforming ratios increased due primarily to three commercial credit relationships totaling $1.5 million.

The company's net charge-offs (non-annualized) were 0.39% of total loans for the quarter, as compared to 0.06% in the first quarter. Going forward, the company anticipates charge-offs to be more in line with its first quarter and historical levels.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses various formulas to determine its allowance for loan and lease losses (ALLL). The methodology takes into consideration not only charge-offs but also the rated quality of the company's loans based on loan review grades and the types and amounts of loans comprising the portfolio, while allowing some discretion by management to make adjustments based on near-term economic conditions. During the quarter, management's analysis of these factors resulted in an increase in the ALLL/total loans ratio from 1.29% at March 31 to 1.32% at the time of the May 19 announcement. Subsequent analysis by management indicated that the 1.32% ALLL/total loans ratio was still appropriate at June 30.

Asset/Loan Growth - Oak Hill Financial's total assets increased at a 38.2% annual rate during the second quarter, while net loans increased at an annualized 30.8%. Compared to June 30, 2004, total assets increased 23.5% and total loans were up 18.0%. Excluding the impact of the Lawrence Financial and Ripley National acquisitions, total assets and net loans at June 30, 2005 decreased 1.0% and 0.6%, respectively, from March 31, 2005 but increased 5.6% and 5.9%, respectively, from June 30, 2004. The lack of linked quarter growth was the result of below-average loan demand in the company's market areas, payoffs of several large loans during the quarter, the implementation of tighter credit standards, and the loan charge-offs that the company reported on May 19, 2005.

Stock Buyback - In May, Oak Hill Financial announced a program under which it will repurchase up to 290,000 shares, or approximately 5.0%, of its outstanding common stock. Te new program replaced the company's previous repurchase plan, which was announced on February 26, 2004. During the second quarter, Oak Hill Financial repurchased 136,651 common shares under its buyback programs.

Expansion - During the second quarter, the company's Oak Hill Banks affiliate established an in-store branch in Circleville, Ohio. This is the bank's second branch in that community, which is approximately 30 miles south of Columbus.
During the third quarter, the bank expects to break ground on a new branch in Mt. Orab, Ohio, a growing community east of Cincinnati.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Its subsidiary, Oak Hill Banks, operates 34 full-service banking offices and three bank loan production offices in 15 counties across southern and central Ohio. A second subsidiary, Oak Hill Financial Insurance Agency, provides group health plans, benefits administration, and other insurance services to business and public-sector organizations throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release





                                                                At June 30,
                                                              (In thousands)
                                                            2005          2004
--------------------------------------------------------------------------------

SUMMARY OF FINANCIAL CONDITION

Total assets                                             $1,211,267   $  980,783
Interest-bearing deposits and federal funds sold              2,247        4,331
Investment securities                                       125,402       78,106
Loans receivable - net                                      997,870      845,893
Deposits                                                    958,254      779,980
Federal Home Loan Bank advances and other borrowings        153,673      116,159
Stockholders' equity                                         93,520       81,235



      The Company discloses net earnings, diluted earnings per share and certain performance ratios adjusted for non-recurring items. Management believes that presenting this information is an additional measure of performance that investors can use to compare operating results between reporting periods. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States of America ("U.S. GAAP"). In accordance with Securities and Exchange Commission Regulation G, reconciliation of the Company's U.S. GAAP information to its operating information is presented in the table below.

                                                 For the                   For the
                                             Three Months Ended       Six Months Ended
                                                  June 30,                June 30,
(In thousands, except share data)             2005       2004        2005         2004
-----------------------------------------------------------------------------------------

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES

Net earnings (U.S. GAAP)                     $ 601    $   3,248   $   3,861    $   6,395

Non-recurring items, net of tax:
     Gain on sale of branch location          (117)          --        (117)          --
     Merger-related expenses                    88           --         294           --

     Reduction in tax expense                 (170)          --        (340)          --
-----------------------------------------------------------------------------------------
Net earnings from operations                 $ 402    $   3,248   $   3,698    $   6,395
========================================================================================

Diluted earnings per share (U.S. GAAP)       $0.10    $    0.57   $    0.66    $    1.12

Non-recurring items, net of tax:
     Gain on sale of branch location         (0.02)          --       (0.02)          --
     Merger-related expenses                    --         0.02        0.06
     Reduction in tax expense                (0.03)          --       (0.06)          --

-----------------------------------------------------------------------------------------
Diluted earnings per share from operations   $0.07    $    0.57   $    0.64    $    1.12
========================================================================================

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release


                                                                     For the                    For the
                                                                 Three Months Ended         Six Months Ended
                                                                      June 30,                  June 30,
(In thousands, except share data)                                2005         2004        2005          2004
-------------------------------------------------------------------------------------------------------------

RECONCILIATION OF NON-GAAP NET EARNINGS,
DILUTED EARNINGS PER SHARE AND OTHER PERFORMANCE MEASURES (continued)

Non-interest income (U.S. GAAP)                                $  3,004     $  2,764    $  5,543     $  5,116

Non-recurring items:
     Gain on sale of branch location                               (181)          --        (181)          --
-------------------------------------------------------------------------------------------------------------
Non-interest income from operations                            $  2,823     $  2,764    $  5,362     $  5,116
=============================================================================================================

Non-interest expense (U.S. GAAP)                               $  7,899     $  6,591    $ 14,794     $ 12,924

Non-recurring items:
     Merger-related expenses                                       (136)          --        (453)          --
     Reduction in tax expense                                       261           --         522           --
-------------------------------------------------------------------------------------------------------------
Non-interest expense from operations                           $  8,024     $  6,591    $ 14,863     $ 12,924
=============================================================================================================


SUMMARY OF OPERATIONS (1)(2)(3)

Interest income                                                $ 17,090     $ 14,734    $ 32,867     $ 28,562
Interest expense                                                  7,104        4,966      13,195        9,876
-------------------------------------------------------------------------------------------------------------
     Net interest income                                          9,986        9,408      19,672       18,686
Provision for losses on loans                                     4,709          708       5,459        1,283
-------------------------------------------------------------------------------------------------------------
     Net interest income after provision for losses on loans      5,277        8,700      14,213       17,403
Gain on sale of loans                                               224          605         542          900
Insurance commissions                                               690          775       1,361        1,512
Other non-interest income                                         1,909        1,384       3,459        2,704
General, administrative and other expense                         8,024        6,591      14,863       12,924
-------------------------------------------------------------------------------------------------------------
     Earnings before federal income taxes                            76        4,873       4,712        9,595
Federal income taxes                                               (201)       1,625       1,264        3,200
Federal new markets tax credit                                     (125)          --        (250)          --
-------------------------------------------------------------------------------------------------------------
Net earnings from operations                                   $    402     $  3,248    $  3,698     $  6,395
=============================================================================================================


SELECTED PERFORMANCE RATIOS FROM OPERATIONS (1)(2)(3)(5)(6)

Diluted earnings per share                                     $   0.07     $   0.57    $   0.64     $   1.12
=============================================================================================================
Return on average assets                                           0.13%        1.34%       0.65%        1.34%
Return on average equity                                           1.73%       16.25%       8.27%       15.91%
Non-interest expense to average assets                             2.67%        2.73%       2.62%        2.71%
Efficiency ratio                                                  59.00%       53.76%      57.04%       54.09%


Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release

                                                                  At or For the       At or For the
                                                               Three Months Ended   Six Months Ended
                                                                    June 30,            June 30,
(In thousands, except share data)                               2005      2004      2005       2004
---------------------------------------------------------------------------------------------------

PER SHARE INFORMATION (U.S. GAAP)

Basic earnings per share (4)                                  $  0.10   $  0.59   $  0.68   $  1.15
===================================================================================================
Diluted earnings per share (5)                                $  0.10   $  0.57   $  0.66   $  1.12
===================================================================================================
Dividends per share                                           $  0.17   $  0.15   $  0.34   $  0.30
===================================================================================================
Book value per share                                                              $ 16.36   $ 14.67
===================================================================================================


OTHER STATISTICAL AND OPERATING DATA (U.S. GAAP) (6)

Return on average assets                                         0.20%     1.34%     0.68%     1.34%
Return on average equity                                         2.59%    16.25%     8.63%    15.91%
Non-interest expense to average assets                           2.63%     2.73%     2.61%     2.71%
Net interest margin (fully-taxable equivalent)                   3.61%     4.06%     3.74%     4.09%
Total allowance for losses on loans to non-performing loans                         75.32%   173.94%
Total allowance for losses on loans to total loans                                   1.32%     1.32%
Non-performing loans to total loans                                                  1.76%     0.76%
Non-performing assets to total assets                                                1.53%     0.72%
Net charge-offs to average loans (actual for the period)         0.39%     0.06%     0.46%     0.10%
Net charge-offs to average loans (annualized)                    1.55%     0.23%     0.92%     0.20%
Equity to assets at period end                                                       7.72%     8.28%
Efficiency ratio                                                58.04%    53.76%    56.76%    54.09%
---------------------------------------------------------------------------------------------------

(1) Excludes $261,000 and $522,000 reduction in tax expense for the three and six months ended June 30, 2005 resulting from a tax savings of $1.0 million for 2005.
(2) Does not include $136,000 and $453,000 of merger-related charges for the three and six months ended June 30, 2005.
(3) Does not include a $181,000 gain on the sale of a branch location for the three and six months ended June 30, 2005.
(4)   Based on 5,798,175,  5,527,269,  5,682,908 and 5,554,720  weighted-average shares outstanding for the three and six months ended June 30, 2005 and 2004, respectively.
(5)   Based on 5,922,338,  5,667,667,  5,821,064 and 5,702,470  weighted-average shares outstanding for the three and six months ended June 30, 2005 and 2004, respectively.
(6)   Annualized where appropriate.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release


                                                                At June 30,
(In thousands, except share data)                           2005          2004
--------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                   24,209       28,480
Trading account securities                                      --           --
Securities available for sale                              121,772       74,456
Securities held to maturity                                  3,630        3,650
Other securities                                             7,426        6,118
Total securities                                           132,828       84,224
Total cash and securities                                  157,037      112,704
Loans and leases held for investment (1)                 1,008,076      853,306
Loans and leases held for sale (1)                              --          775
Total loans and leases (1)                               1,008,076      854,081
Allowance for losses on loans                               13,387       11,275
Goodwill                                                     7,456          413
Other intangible assets                                      4,650           --
Total intangible assets                                     12,106          413
Mortgage servicing rights                                    3,181        3,087
Purchased credit card relationships                             --           --
Other real estate owned                                        744          592
Bank owned life insurance                                   12,701           --
Other assets                                                30,809       21,181
Total assets                                             1,211,267      980,783

BALANCE SHEET - LIABILITIES

Deposits                                                   958,254      779,890
Borrowings                                                 130,673      111,159
Other liabilities                                            5,812        3,491
Total liabilities                                        1,094,739      894,540
Redeemable preferred stock                                      --           --
Trust preferred securities                                  23,000        5,000
Minority interests                                               8            8
Other mezzanine level items                                     --           --
Total mezzanine level items                                 23,008        5,008
Total liabilities and mezzanine level items              1,117,747      899,548

BALANCE SHEET - EQUITY

Preferred equity                                                --           --
Common equity                                               93,520       81,235
MEMO ITEM: Net unrealized gain (loss) on securities
     available for sale, net of tax                            722         (250)
End of period shares outstanding (2)                     5,715,931    5,538,906
Options outstanding                                        500,033      470,541
Treasury shares held by the Company                        158,703      114,677
--------------------------------------------------------------------------------

(1)   Data is net of unearned interest, gross of allowance for losses on loans
(2)   Excludes treasury shares

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release


                                                          At or For the                At or For the
                                                        Three Months Ended           Six Months Ended
                                                             June 30,                     June 30,
(In thousands, except share data)                      2005            2004         2005          2004
-------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

Repurchase plan announced?                                 Yes            No           Yes          Yes
Number of shares to be repurchased in plan(1)          290,000           N/A       290,000      300,000
Number of shares repurchased during the period(1)      136,651            --       136,651      134,936
Average price of shares repurchased(1)              $    27.82            --    $    27.82   $    32.38


INCOME STATEMENT

Interest income                                         17,090        14,374        32,867       28,562
Interest expense                                         7,104         4,966        13,195        9,876
Net interest income                                      9,986         9,408        19,672       18,686
Net interest income (fully-taxable equivalent)          10,314         9,536        20,218       18,940
Provision for losses on loans                            4,709           708         5,459        1,283
Non-recurring expense:
       Merger-related expenses                             136            --           453           --
Trading account income                                      --            --            --           --
Foreign exchange income                                     --            --            --           --
Trust income                                                --            --            --           --
Insurance commissions                                      690           775         1,361        1,512
Service charges on deposits                              1,118           892         1,960        1,710
Gain on sale of loans                                      224           605           542          900
Gain on investment securities transactions                 227            68           370          202
Other non-interest income                                  745           424         1,310          792
Total non-interest income                                3,004         2,764         5,543        5,116
Employee compensation and benefits                       3,993         3,638         7,575        7,078
Occupancy and equipment expense                          1,051           787         2,053        1,620
Foreclosed property expense                                 --            --            --           --
Amortization of intangibles                                299            --           371           --
Other general, administrative and other expense          2,420         2,166         4,342        4,226
Total non-interest expenses                              7,763         6,591        14,341       12,924
Net income before taxes                                    382         4,873         4,962        9,595
Federal income taxes                                       (94)        1,625         1,351        3,200
Federal new markets tax credit                            (125)         (250)
Net income before extraordinary items                      601         3,248         3,861        6,395
Extraordinary items                                         --            --            --           --
Net income                                                 601         3,248         3,861        6,395

CHARGE-OFFS

Loan charge-offs                                         4,526           680         5,243        1,174
Recoveries on loans                                        618           185           800          330
Net loan charge-offs                                     3,908           495         4,443          844

AVERAGE BALANCE SHEET

Average loans and leases                             1,010,752       852,958       970,101      841,100
Average other earning assets                           135,173        91,007       119,596       90,789
-------------------------------------------------------------------------------------------------------

(1) The existing plan, approved on February 26, 2004, was rescinded and a new plan was announced on May 26, 2005. Under the existing plan, 32,000 shares were repurchased at an average price of $27.70 during the three and six months ended June 30, 2005. Under the new plan, 104,651 shares were repurchased at an average price of $27.85 during the three and six months ended June 30, 2005.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release


                                                           At or For the              At or For the
                                                        Three Months Ended          Six Months Ended
                                                             June 30,                    June 30,
(In thousands, except share data)                      2005           2004          2005          2004
-------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

AVERAGE BALANCE SHEET (continued)

Average total earning assets                         1,145,925       943,965     1,089,697      931,889
Average total assets                                 1,205,321       972,792     1,142,554      960,378
Average non-interest bearing deposits                   90,990        72,215        86,185       68,711
Average total time deposits                            600,310       499,991       579,209      490,714
Average other interest-bearing deposits                271,450       204,449       242,990      198,666
Average total interest-bearing deposits                871,760       704,440       822,199      689,380
Average borrowings                                     145,442       113,337       141,396      118,816
Average interest-bearing liabilities                 1,017,202       817,777       963,595      808,196
Average preferred equity                                    --            --            --           --
Average common equity                                   93,234        80,416        90,185       80,852


ASSET QUALITY AND OTHER DATA

Non-accrual loans                                                                   17,569        5,737
Renegotiated loans                                                                      --           --
Loans 90+ days past due and still accruing                                             206          745
Total non-performing loans                                                          17,775        6,482
Other real estate owned                                                                744          592
Total non-performing assets                                                         18,519        7,074


ADDITIONAL DATA

1 - 4 family mortgage loans serviced for others                                    249,244      254,057
Proprietary mutual fund balances                                                        --           --
Fair value of securities held to maturity                                            3,970        3,508
Full-time equivalent employees                                                         412          359
Total number of full-service banking offices                                            34           27
Total number of bank and thrift subsidiaries                                             1            1
Total number of ATMs                                                                    39           30


LOANS RECEIVABLE

1 - 4 family residential                                                           237,156      176,593
Home equity                                                                         42,959       38,739
Multi-family residential                                                            32,261       24,339
Commercial real estate                                                             368,288      321,828
Construction and land development                                                   60,263       57,690
Commercial and other                                                               162,753      158,133
Consumer                                                                           102,427       76,546
Credit cards                                                                         1,970        1,663
-------------------------------------------------------------------------------------------------------
      Loans receivable - gross                                                   1,008,077      855,531
Unearned interest                                                                       (1)      (1,450)
-------------------------------------------------------------------------------------------------------
      Loans receivable - net of unearned interest                                1,008,076      854,081
Allowance for losses on loans                                                      (13,387)     (11,275)
-------------------------------------------------------------------------------------------------------
      Loans receivable - net (1)                                                   994,689      842,806
=======================================================================================================

(1)   Does not include mortgage servicing rights.

Oak Hill Financial, Inc.
SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)
July 14, 2005 Press Release


                                                                 At or For the          At or For the
                                                              Three Months Ended      Six Months Ended
                                                                    June 30,              June 30,
(In thousands, except share data)                              2005         2004      2005       2004
-------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DETAIL (continued)

DEPOSITS
Transaction accounts
     Non-interest bearing                                                            90,313     73,102
     Interest-bearing                                                                83,328     71,064
Savings accounts                                                                     80,900     50,477
Money market deposit accounts                                                       106,667     83,558
Other core interest-bearing                                                         412,131    337,518
-------------------------------------------------------------------------------------------------------
          Total core deposit accounts                                               773,339    615,719
Non-core interest-bearing accounts                                                  184,915    164,171
-------------------------------------------------------------------------------------------------------
      Total deposits                                                                958,254    779,890
======================================================================================================


Yield/average earning assets (fully-taxable equivalent)        6.10%        6.18%      6.18%      6.22%
Cost/average earning assets                                    2.49%        2.12%      2.44%      2.13%
-------------------------------------------------------------------------------------------------------
      Net interest income (fully-taxable equivalent)           3.61%        4.06%      3.74%      4.09%
======================================================================================================
